EXHIBIT(a)(1)(iv)

FORM OF ACCEPTANCE LETTER

To:	Name of Tendering Regeneron Pharmaceuticals, Inc. Optionholder
From:	Regeneron Pharmaceuticals, Inc.
Date:	[ ], 2005
Re:	Acceptance and Cancellation of Tendered Options

     Thank you for your participation in the Regeneron Pharmaceuticals, Inc. Option Exchange Program. As you may know, on [               ], 2005 we accepted eligible options that were validly tendered pursuant to the Offer to Exchange dated December 3, 2004 (as it may have been amended or supplemented from time to time) and the related Election Form (which together constituted the “Offer”). We confirm with this letter that we have accepted your tender for exchange the options identified in the signed Election Form(s) you submitted and have cancelled the options you tendered for exchange and cancellation as set forth in the attachment entitled “Stock Options and Awards Cancelled.”

     In accordance with the Offer, as of [              ], 2005, we granted to you replacement options as identified in the attached Replacement Option Agreement(s) and Notice of Grant of Replacement Options. The replacement options have been granted under our 2000 Long-Term Incentive Plan and are subject to the terms and conditions of that Plan and the applicable form of option agreement, each of which is enclosed herewith.

Neither participation in the Option Exchange Program, this Acceptance Letter, nor the attached Replacement Option Agreement(s) and Notice of Grant of Replacement Options confers upon you the right to remain an employee of Regeneron Pharmaceuticals, Inc. The terms of your employment with us remain unchanged.

If you have questions regarding the foregoing, please contact our Human Resources Department by phone at 914-345-STOK or send your question to our internal e-mail address, OptionsExchange@regeneron.com or by interoffice mail.

Regeneron Pharmaceuticals, Inc.

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Regeneron Pharmaceuticals, Inc.

STOCK OPTIONS AND AWARDS CANCELLED

Name: [Name of Optionholder]

	ID [Social		Grant		Cancel
Name	Security No.]	Number	Date	Plan	Date	Cancel Reason	Shares	Price	Total Price
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